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                                                                    EXHIBIT 14.1

GTECH CODE OF CONDUCT

INTEGRITY

-   STANDARD OF CONDUCT

GTECH conducts its business in an ethical manner, with integrity, trust, respect and fair dealing. These values should govern our conduct when making decisions which affect GTECH.

-   PERSONAL INTEGRITY AND COMMITMENT

Compliance is everyone's responsibility. Each of us must comply with all applicable laws and regulations, this Code of Conduct and GTECH policies in all dealings with one another, customers, business partners, investors, suppliers and the communities in which we operate. As a condition of employment, GTECH requires all employees to acknowledge their commitment to comply with the Code of Conduct and GTECH policies.

-   RAISING INTEGRITY CONCERNS AND PROHIBITION AGAINST RETALIATION

Each of us has a responsibility and obligation to promptly report suspected or known violations of the Code of Conduct, including any violation of law. Ethical and compliance concerns normally should be made through regular reporting channels. However, an employee may choose to discuss the concern with the Director of Compliance, their Human Resources representative or the General Counsel. In addition, an employee may choose to report the matter anonymously to the GTECH Integrity Line or to a member of the Board of Directors of GTECH Holdings Corporation through the "Ask the Board" e-mailbox or by contacting an individual Director. The GTECH Integrity Line, managed by an independent provider for the Compliance Department, is a confidential way to anonymously report activities that may involve unethical or unlawful conduct. GTECH will not retaliate against any employee for reporting in good faith a suspected or known violation.

                              GTECH INTEGRITY LINE
                         IN THE U.S. CALL: 888-807-4832

                    IN THE U.K. CALL: 0800-89-0011 THEN DIAL:
                                  888-807-4832

                        ALL OTHER INTERNATIONAL LOCATIONS
                          CALL COLLECT: 01-703-683-9088

-   CONFLICT OF INTEREST

Each of us commits to dedicate our time and use our best efforts to the success of GTECH. We must avoid actions or relationships which conflict or appear to conflict with our job responsibilities or the interests of GTECH. Any outside activities or relationships that may involve a conflict of interest or even the appearance of a conflict of interest must first be approved by your manager and then disclose to the Director of Compliance. The following

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are examples of conflicts of interest:

    - Engaging in employment personal, business, professional or any other activity that interferes or conflicts with our job responsibilities at GTECH.

    - Holding a substantial financial interest, directly or indirectly, in a current or prospective customer, supplier or competitor of GTECH, or serving as an employee, consultant, officer or director of that business.

    - Directing GTECH business to a supplier owned or managed by a relative or close associate.

    - Using confidential GTECH information, business opportunities or improperly using GTECH assets for a personal benefit or the benefit of relatives or close associates.

-   CONFIDENTIAL AND PROPRIETARY INFORMATION

GTECH's confidential and proprietary information and intellectual property are extremely valuable assets and protection from theft, damage, unauthorized disclosure or inappropriate use is critical to our competitiveness and future success. GTECH respects the property rights of other companies and requires employees to comply with all laws and contractual commitments protecting those rights. If your relationship with GTECH ends for any reason, you are still bound to maintain the confidentiality of information used or viewed during our employment.

-   ACCURACY, RETENTION AND DISPOSAL OF DOCUMENTS AND RECORDS

All GTECH books, records, accounts, funds and assets will be maintained accurately and fairly reflect the underlying transactions and disposition of the assets of the Company. Every employee will maintain accurate and complete records of transactions, invoices, time reports, expense accounts and other Company records. No entries will be made that intentionally conceal or disguise the true nature of any transaction. No undisclosed, unrecorded or "off-book" funds or assets will be established for any purpose. Employees will not create or permit the creation of false or misleading statements in financial reports or other documents submitted to or maintained for government agencies, customers or shareholders.

GTECH maintains rigorous business processes and a system of internal controls to protect its physical, financial and intellectual property assets and to ensure that management decisions are based on sound financial and economic analysis, including consideration of risks.

All records will be retained and destroyed strictly in accordance with GTECH's RECORD RETENTION POLICY and applicable statutory and legal requirements. We must not tamper with or alter records or documents, nor remove or destroy them prior to the specified date in the policy or, if the destruction policy is suspended due to threatened or pending litigation or investigation.

-   ELECTRONIC MEDIA AND COMMUNICATIONS SYSTEMS

All electronic media and communication systems, including electronic mail, intranet, Internet access and voice mail are GTECH assets and are to be used for appropriate

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business purposes only. Employees should not have an expectation of privacy for any personal communications or data created or stored on electronic media and communication systems provided by GTECH. GTECH reserves the right to access, monitor, inspect or disclose all electronic communications, data and information on GTECH systems without notice.

-   FAIR EMPLOYMENT, DIVERSITY AND HARASSMENT

GTECH is committed to providing a work environment where everyone is treated with fairness, dignity and respect. We value the differences among our employees. GTECH provides equal employment opportunity for all employees on the basis of qualification and merit. GTECH will not discriminate on the basis of race, color, creed, religion, national origin, age, disability, handicap, sex, sexual preference, marital status or any other legally protected status in accordance with applicable law and regulations.

Any kind of harassment by or against GTECH employees is prohibited. Prohibited conduct includes the making of degrading or humiliating jokes, slurs, intimidation, unwelcome sexual advances or requests for sexual favors in conjunction with employment decisions. Engaging in verbal or physical conduct with sexual overtones that interferes with an individual's work performance or creates an intimidating, hostile or offensive work environment is unacceptable at GTECH.

GTECH is committed to providing a safe and healthy work environment and requires that each employee report to work free from the influence of any substance that could prevent him/her from conducting work activities safely and effectively. Possession, use, sale or distribution of illegal substances in the workplace or while conducting Company business off premises is strictly prohibited.

-   INSIDER TRADING

GTECH is committed to fair and open markets for publicly traded securities throughout the world. Inside information is non-public, material information that a reasonable investor is likely to consider important in making a decision to buy or sell a security, including stock, bonds or options. Employees are prohibited from buying or selling any GTECH securities or influencing others to trade in such securities while the employee is aware of inside information about GTECH that has not been disclosed to the public. Inside information may relate to GTECH or any other company doing business with GTECH, such as customers, vendors or business partners.

The rules on insider trading are complex. Questions or concerns regarding a proposed transaction should be referred to the GTECH Legal Department prior to the transaction.

BUSINESS RELATIONSHIPS

-   BUSINESS COURTESIES

Gifts and entertainment are courtesies designed to strengthen and foster business relationships. We must avoid the appearance of impropriety when giving gifts to or entertaining individuals who do business or are seeking to do business with GTECH. We do not use gifts, entertainment or other incentives to improperly influence relationships or business outcomes. Requesting or soliciting personal gifts, favors, entertainment, or services is always unacceptable. Any expenditure made for gifts, entertainment or

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anything of value must be reported promptly and recorded accurately on GTECH's books.

-   GIFTS

It is GTECH's policy to discourage the receipt or giving of gifts, directly or indirectly, by employees to individuals who do business or are seeking to do business with GTECH. However, where not otherwise prohibited by law or GTECH policy, GTECH employees may give or receive gifts of a promotional nature having a value of US $75 or less. The giving or receiving of gifts of a value in excess of US $75 requires the approval of the employee's manager with disclosure to the Director of Compliance. In those rare situations where refusal to accept a gift would be discourteous or otherwise harmful to GTECH, the gift may be accepted but then it must be turned over to GTECH with notice to the Director of Compliance. We may never accept or give cash, cash equivalents or financial instruments (e.g., checks, gift certificates or stocks).

-   BUSINESS ENTERTAINMENT

Appropriate business entertainment (e.g., reception, meal, sporting or theatrical event) of business partners, current or prospective, is generally acceptable provided it is clearly intended to facilitate business goals. The expenses involved must be moderate, reasonable and in good taste and not otherwise prohibited by law or GTECH policy. During these events, topics of a business nature must be discussed and GTECH personnel must be present. Business entertainment should not be in excess of the generally accepted, legal business practices of the country and industry involved.

-   TRANSACTIONS WITH GOVERNMENTS

In doing business with governments and officials in any country, GTECH is committed to acting with integrity and honesty and will comply with all applicable laws and regulations. When we sell goods or services to any government, we must know and comply with applicable procurement laws and policies. Except as permitted by law, GTECH does not provide gifts, entertainment, meals, or anything else of value to government officials or employees in connection with business discussions and transactions.

-   IMPROPER PAYMENTS

GTECH employees and representatives will not give, promise, offer or authorize a third party to make any payment or transfer of anything of value (e.g., money, goods or services), directly or indirectly, to a current or potential customer, supplier or government official or employee to obtain or retain business or to secure any improper advantage. Bribes, kickbacks or other unlawful or improper payments while conducting GTECH business are strictly prohibited.

-   COMPETITION LAWS AND GATHERING COMPETITIVE INFORMATION

GTECH will vigorously compete in the marketplace with integrity and will comply with competition and antitrust laws in all jurisdictions where it conducts business. GTECH employees will not enter into any agreements, formal or informal, that seek to limit or restrict competition or exchange information regarding the marketing and sale of products and services. Unlawful agreements include those which seek to fix or control prices, allocate products, markets or territories, customers or suppliers, establish resale prices of

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a product, or condition the sale of products on an agreement to buy other GTECH products.

GTECH's objective of offering services and products that are competitive in quality, reliability and price is to be achieved without compromising business integrity. We will use only proper and legal means of gathering marketing and business information concerning competitors. We do not induce or solicit confidential information from a competitor's past or present employees.

-   POLITICAL CONTRIBUTIONS AND LOBBYING

Contributions of GTECH funds, directly or indirectly, or the use of GTECH assets or facilities for the benefit of government officials, political parties or political candidates anywhere in the world is prohibited unless approved in advance by the GTECH Government Affairs Committee in accordance with GTECH's policies. Under no circumstances will GTECH reimburse personal political contributions made by employees, representatives or consultants. GTECH and its government relations consultants will comply with all federal, state and local laws for participation in government relations, lobbying and political activities.

COMPLIANCE

-   COMPLIANCE PROGRAM

GTECH's Compliance Program is designed to prevent, detect and respond to violations of law and Company policies and procedures and demonstrates the Company's absolute commitment to the highest standards of ethics and integrity in business. The elements of the program include setting standards, communicating the standards, providing a retribution free mechanism for reporting potential exceptions including the GTECH Integrity Line, monitoring and auditing, and maintaining an organizational structure that supports the furtherance of the program.

-   GLOBAL BUSINESS CONDUCT

GTECH is committed to complying with the laws and regulations governing our business conduct worldwide. The laws of the United States often extend to GTECH operations, business activities and employees throughout the world. Other countries may also apply their laws outside their borders to GTECH subsidiaries and employees. Antibribery legislation, including the US Foreign Corrupt Practices Act and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, which prohibit bribery of foreign government officials and require proper record keeping and internal accounting controls, are of particular concern. There are also US laws which prohibit participation in or cooperation with restrictive trade practices or economic boycotts imposed by other nations, as well as regulations on the export of certain products, services, technical data and software to other countries, as well as the re-export of those items from one non-U.S. destination to another. If you encounter conflicts between the applicable laws of two or more countries, contact the GTECH Legal Department to resolve the conflict properly.

-   MONEY LAUNDERING PREVENTION

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GTECH will conduct business only with reputable customers and suppliers who are involved in legitimate business activities and whose funds are derived from legitimate sources. Every GTECH operation will take reasonable steps to ensure that it does not accept forms of payment that have been identified as a means of laundering money. GTECH is committed to complying fully with all applicable anti-money laundering laws throughout the world, including laws that require the reporting of cash or other suspicious transactions.

-   PARTICIPATION IN LOTTERIES

GTECH employees, representatives and consultants shall not participate in or claim or receive any benefit, directly or indirectly, from any lottery game in any jurisdiction where GTECH provides lottery services and/or products. Employees and consultants must advise immediate family and members of their household that they may be similarly restricted by state or local laws, regulations or GTECH's contracts in various jurisdictions. Employees and consultants are responsible for being familiar applicable laws, regulations and contracts between GTECH and others pertaining to lottery services and/or products.

-   PRESS RELEASES AND MEDIA

All communications concerning GTECH with any representative of the media or financial community, including reporters, journalists, authors, commentators, investors, traders and analysts, must be authorized by the Vice President of Corporate Communications. All press releases regarding GTECH are issued by the Corporate Communications Department in consultation with the GTECH Legal Department and other GTECH resources.

-   PRIVACY

GTECH is committed to individual privacy and recognizes the responsibility it has to protect the privacy rights of all persons whose personal information are within our custody and management. GTECH will not intentionally gather or maintain sensitive personal information that is not relevant to conducting its business. Each employee must take care to protect individually identifiable and sensitive personal information from inappropriate or unauthorized use or disclosure. All GTECH operations must implement fair and responsible privacy and information protection procedures and take reasonable steps to ensure compliance with such procedures.